UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 1, 2022

VIVINT SMART HOME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38246	98-1380306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4931 North 300 West

Provo, UT 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VVNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously reported resignation of JT Hwang, the former Chief Technology Officer of Vivint Smart Home, Inc. (the “Company”), the Company and Mr. Hwang entered into a Consulting Services Agreement (the “Consulting Agreement”), dated as of June 3, 2022, the effective date of Mr. Hwang’s resignation, including a release and waiver of claims in favor of the Company (the “Release”). Pursuant to the Consulting Agreement, Mr. Hwang also agreed to become an independent advisor to the Company and its subsidiaries and affiliates until October 31, 2022, unless terminated earlier (the “Consulting Term”), for no additional consideration other than the continued vesting of Mr. Hwang’s currently outstanding equity incentive awards during the Consulting Term; provided, however that if (x) Mr. Hwang voluntarily terminates the Consulting Term or the Company terminates the Consulting Term for “cause” or Mr. Hwang fails to perform the advisory services as requested by the Company, (y) Mr. Hwang breaches any restrictive covenants he is subject to, or (z) Mr. Hwang revokes the Release or fails to execute or revokes the bring-down release at the end of the Consulting Term, Mr. Hwang will forfeit all rights with respect to any equity incentive awards that vested or would have vested during the Consulting Term. If the Company elects to terminate the Consulting Term for any reason other than as set forth above, any time-based restricted stock units that would have otherwise vested prior to the end of the Consulting Term but for such termination will immediately vest and any performance-based restricted stock units that would otherwise have been eligible to vest prior to the end of the Consulting Term but for such termination will remain eligible to vest.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 1, 2022, the Company held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, 168,320,982 shares of the Company’s Class A common stock, or approximately 79.18% of the 212,561,154 shares entitled to vote at the Annual Meeting, were present in person or by proxy and voted on the following three proposals, each of which is described in more detail in the Company’s definitive proxy statement for the Annual Meeting, dated April 15, 2022.

Item 1-Election of Directors. The stockholders elected the individuals listed below as Class III directors to serve on the Company’s Board of Directors for a three-year term expiring in 2025. The voting results were as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Paul S. Galant	147,831,784	11,204,832	9,284,366

Jay D. Pauley	154,527,567	4,509,049	9,284,366

Michael J. Staub	156,943,061	2,093,555	9,284,366

Item 2-Ratification of Independent Registered Public Accounting Firm. The stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The voting results were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
166,805,892	1,509,959	5,131	N/A

Item 3-Advisory Vote on Compensation of Named Executive Officers. The stockholders approved, on a non-binding and advisory basis, the compensation of the named executive officers of the Company. The voting results were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
141,123,046	17,892,462	21,108	9,284,366

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVINT SMART HOME, INC.

By:	/s/ Garner B. Meads, III
Name:	Garner B. Meads, III
Title:	Chief Legal Officer and Secretary

Date: June 7, 2022